Exhibit 10.1

UTSTARCOM, INC.

CHANGE OF CONTROL/INVOLUNTARY TERMINATION
SEVERANCE AGREEMENT

This Change of Control/Involuntary Termination Severance Agreement (the “Agreement”) is made and entered into effective as of July 2, 2007 (the “Effective Date”), by and between Peter Blackmore (the “Employee”) and UTStarcom, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.

RECITALS

A.            The Company desires to retain the services of the Employee, and the Employee desires to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement.

B.            The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its shareholders to provide the Employee with enhanced financial security and sufficient encouragement to remain with the Company.

AGREEMENT

In consideration of the mutual covenants herein contained and the employment of Employee by the Company, the parties agree as follows:

1.     Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)   Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of the Employee, (ii) Employee’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Employee which constitutes misconduct and is injurious to the Company, and (iv) continued willful violations by the Employee of the Employee’s obligations to the Company after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed his duties.

(b)   Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(i)    the approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(ii)   the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii)  any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(iv)  a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

Notwithstanding the foregoing or anything in this Agreement to the contrary, a “Change of Control” will not include any transaction described in clauses (i), (ii) or (iii) of this Section 1(b) which is pursuant to a definitive agreement executed within one hundred twenty (120) days of the Effective Date; provided, however, an event that could be described in clause (iv) will be deemed a “Change of Control”.

(c)   Good Reason. “Good Reason” shall mean (i) without the Employee’s express written consent, a significant reduction of the Employee’s duties, position or responsibilities relative to the Employee’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee from such position, duties and responsibilities, unless the Employee is provided with comparable duties, position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity shall not constitute a “Good Reason;” (ii) without the Employee’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company of the Employee’s base salary as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; (v) without the Employee’s express written consent, the relocation of the Employee to a facility or a location more than fifty (50) miles from his current location; (vi) any purported termination of the Employee by the Company which is not effected for Cause or for which the grounds relied upon are not valid; or (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 9 below.

(d)   Involuntary Termination. “Involuntary Termination” shall mean any termination (other than a termination for Cause) of the Employee by the Company.

(e)   Termination Date. “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other hereunder.

2.     Term of Agreement. This Agreement will have a term of three (3) years commencing on the Effective Date. Following the expiration of the three-year term, the Employee and the Company may, but are not obligated to, enter into a new agreement. If Employee’s employment continues following the expiration of the three-year term, and the Company and Employee do not enter into a new agreement, the terms of this Agreement shall continue in effect until the Parties agree otherwise.

3.     At-Will Employment. The Company and the Employee acknowledge that subject to the provisions of this Agreement, the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

4.     Failure to Receive Offer to Become Chief Executive Officer. If the Employee remains employed with the Company through the date that is the twelve (12)-month anniversary of the Effective Date (the “Trigger Date”) and the Employee is not offered the position of Chief Executive Officer of the Company on or before the Trigger Date, the Employee shall be entitled to the following benefits:

(a)   twelve (12) months of the Employee’s base salary as in effect as of the Trigger Date, less applicable withholding, payable in a lump sum within thirty (30) days of the Trigger Date;

(b)   one hundred percent (100%) of the Employee’s full annual performance target bonus for the year of the Trigger Date, payable in a lump sum within thirty (30) days of the Trigger Date;

(c)   all equity awards, including without limitation stock option grants, restricted stock and stock purchase rights, granted by the Company to the Employee shall become fully vested or released from the Company’s repurchase right (if any shares of stock purchased by or granted to the Employee remain subject to such repurchase right) and exercisable as of the Trigger Date to the extent such equity awards are outstanding and unexercisable or unreleased at such date; and

(d)   all Employee’s outstanding restricted cash awards shall become fully vested, payable in a lump sum within thirty (30) days of the Trigger Date.

Notwithstanding the foregoing or anything in this Agreement to the contrary, the Board and the Employee may mutually agree to extend the Trigger Date beyond the twelve (12)-month anniversary of the Effective Date; provided, however, that the Trigger Date cannot be extended beyond February 13, 2009 and such change must be in writing. For the avoidance of doubt, if the Trigger Date is extended, to receive any of the payments and benefits provided in this Section 4, the

Employee must (i) remain employed with the Company through the extended Trigger Date, and (ii) not be offered the position of Chief Executive Officer of the Company on or before the extended Trigger Date.

5.     Severance Benefits.

(a)   Termination Following A Change of Control. If the Employee’s employment with the Company terminates as a result of a Good Reason or an Involuntary Termination at any time within eighteen (18) months after a Change of Control, Employee shall be entitled to the following severance benefits:

(i)    twenty-four (24) months of Employee’s base salary as in effect as of the date of such termination, less applicable withholding, payable in a lump sum within thirty (30) days of the termination;

(ii)   two hundred percent (200%) of Employee’s full annual performance target bonus and a monthly pro rated amount of the Employee’s full annual performance bonus for the year in which the termination occurs, payable in a lump sum within thirty (30) days of the termination;

(iii)  all equity awards, including without limitation stock option grants, restricted stock and stock purchase rights, granted by the Company to the Employee prior to the Change of Control shall become fully vested or released from the Company’s repurchase right (if any shares of stock purchased by or granted to the Employee prior to the Change of Control remain subject to such repurchase right) and exercisable as of the date of the termination to the extent such equity awards are outstanding and unexercisable or unreleased at the time of such termination. The Employee shall be permitted to exercise his vested equity awards (including awards that vest as a result of the Agreement) for twelve (12) months from the date of termination;

(iv)  all Employee’s outstanding restricted cash awards shall become fully vested, payable in a lump sum within thirty (30) days of the termination; and

(v)   the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the Employee on the day immediately preceding the day of the Employee’s termination of employment; provided, however, that (A) the Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(l) of the Internal Revenue Code of 1986, as amended (the “Code”); and (B) Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to reimburse Employee for such health coverage until the earlier of (A) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA, or (B) twelve (12) months from the termination date.

(b)   Termination Apart from a Change of Control. If the Employee’s employment with the Company terminates as a result of a Good Reason or an Involuntary Termination during the term of this Agreement, then the Employee shall be entitled to the following severance benefits:

(i)    twelve (12) months of Employee’s base salary as in effect as of the date of such termination, less applicable withholding, payable in a lump sum within thirty (30) days of the termination;

(ii)   one hundred percent (100%) of Employee’s full annual performance target bonus for the year in which the termination occurs, payable in a lump sum within thirty (30) days of the termination;

(iii)  all equity awards, including without limitation stock option grants, restricted stock and stock purchase rights, granted by the Company to the Employee shall become fully vested or released from the Company’s repurchase right (if any shares of stock purchased by or granted to the Employee remain subject to such repurchase right) and exercisable as of the date of the termination to the extent such equity awards are outstanding and unexercisable or unreleased at the time of such termination. The Employee shall be permitted to exercise his vested equity awards (including awards that vest as a result of the Agreement) for twelve (12) months from the date of termination;

(iv)  all Employee’s outstanding restricted cash awards shall become fully vested, payable in a lump sum within thirty (30) days of the termination; and

(v)   the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the Employee on the day immediately preceding the day of the Employee’s termination of employment; provided, however, that (A) the Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(l) of the Code; and (B) Employee elects continuation coverage pursuant to COBRA, within the time period prescribed pursuant to COBRA. The Company shall continue to reimburse Employee for such health coverage until the earlier of (A) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA, or (B) twelve (12) months from the termination date.

(c)   Termination Apart from a Change of Control or Involuntary Termination. For avoidance of doubt, if the Employee’s employment with the Company terminates as a result of Cause, then the Employee shall not be entitled to receive severance or other benefits hereunder, except those benefits required to be provided by law.

(d)   Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Employee all of the Employee’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.

6.     Section 409A. Notwithstanding anything to the contrary in this Agreement, if the Company, based on the advice of independent counsel, reasonably determines that Section 409A of the Code will result in the imposition of additional tax to an earlier payment of any severance or other benefits otherwise due to the Employee pursuant to Section 3 or Section 4 of this Agreement or otherwise on or within the six (6) month period following the Employee’s termination, the severance benefits will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the Employee’s date of termination. All subsequent payments, if any, will be payable as provided in this Agreement. In addition, notwithstanding anything to the contrary in this Agreement, this Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Code Section 409A and any temporary, proposed or final Treasury Regulations and guidance promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard. The Employee agrees to work with the Company in good faith to amend this Agreement by December 31, 2007 to comply with the final Treasury Regulations and any subsequent guidance promulgated under Code Section 409A.

7.     Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits under this Agreement shall be either

(a)   delivered in full, or

(b)   delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and the Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section. The Company shall indemnify Employee for any tax, penalties or interest incurred by Employee as a result of any errors caused by Employee’s reliance on such calculations.

8.     Release and Non-Disparagement Agreement. As a condition to receiving severance or other benefits under this Agreement, Employee will be required to sign a waiver and release of all claims arising out of his Involuntary Termination or separation for Good Reason and an agreement not to disparage the Company, its directors, or its executive officers, in a reasonable form satisfactory to the Company; provided, however, Employee will not be required to waive or release any rights related to the Company’s indemnification obligations or that arise under the Company’s D&O insurance coverage.

9.     Successors.

(a)   Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b)   Employee’s Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.   Notices.

(a)   General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)   Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

11.   Arbitration.

(a)   Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Santa Clara County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b)   The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Employee hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c)   Employee understands that nothing in this Section modifies Employee’s at-will employment status. Either Employee or the Company can terminate the employment relationship at any time, with or without Cause.

(d)   EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i)    ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

(ii)   ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq;

(iii)  ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

12.   Miscellaneous Provisions.

(a)   No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b)   Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)   Integration. This Agreement, together with the offer letter agreement between the Company and the Employee dated May 10, 2007, and any outstanding restricted cash agreements and equity award agreements referenced herein represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement, any restricted cash agreement and equity award agreements.

(d)   Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(e)   Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)    Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g)   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(h)   No Representations. The Employee represents that he has had the opportunity to consult with his attorneys and tax advisors, and has carefully read and understands the scope, effect and potential tax consequences of the provisions of this Agreement, including, but not limited to, the potential consequences of Section 409A of the Code. The Employee represents that he is not relying on the Company for any tax advice.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	UTSTARCOM, INC.

	By:	/s/ Mark Green

	Title:	Senior VP, Human Resources

EMPLOYEE:	/s/ Peter Blackmore
Signature

Peter Blackmore
Printed Name

SIGNATURE PAGE TO CHANGE OF CONTROL/
INVOLUNTARY TERMINATION SEVERANCE AGREEMENT